UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2016

SENSUS HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37714	27-1647271
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

851 Broken Sound Pkwy., NW # 215, Boca Raton, Florida		33487
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (561) 922-5808

___________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SENSUS HEALTHCARE, INC.

FORM 8-K

CURRENT REPORT

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On July 21, 2016, the Board of Directors (the “Board”) of Sensus Healthcare, Inc. (the “Registrant”) appointed Anthony Petrelli as a director to serve on the Board as a Class I director. The appointment was effective as of July 21, 2016. In connection with Mr. Petrelli’s appointment as a Class I director, the Board also increased the size of the Board to six directors in accordance with the Registrant’s bylaws, effective as of the time of appointment. There is no arrangement or understanding between Mr. Petrelli and any other person pursuant to which Mr. Petrelli was selected as a director. At its next meeting, the Board expects that it will appoint Mr. Petrelli to at least one Board committee, but the committee appointments have not yet been determined.

Mr. Petrelli currently serves as the President and Managing Director of Neidiger, Tucker, Bruner, Inc. (“NTB”), an SEC-registered broker-dealer firm, and beneficially owns approximately 29.35% of the issued and outstanding capital stock of NTB. NTB served as a joint book-running manager in the Registrant’s initial public offering and was paid a commission of approximately $354,200. In addition, in connection with the Registrant’s initial public offering, Mr. Petrelli was issued a total of 23,715 warrants to acquire units of the Registrant, each consisting of one share of common stock and one warrant to purchase one share of common stock at a strike price of $6.75 per share. The warrants are exercisable at a per unit price equal to $6.75 per unit, at any time, and from time to time, in whole or in part, during the four-year period commencing on June 8, 2017.

In December 2015, NTB served as the placement agent for the Registrant in connection with the private offering and sale of $2.2 million in the Registrant’s securities. NTB received commissions and fees totaling approximately $154,000 in connection with that offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSUS HEALTHCARE, INC.

Date: July 27, 2016	By:	/s/ Arthur Levine
Arthur Levine
Chief Financial Officer